Middlesex Water COMPANY BEGINS $70 Million

UPGRADE AT ITS LARGEST WATER TREATMENT PLANT

ISELIN, NJ October 21, 2019 -- Middlesex Water Company (NASDAQ: MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, announced it has begun construction of a new ozone treatment facility and various other upgrades at its Carl J. Olsen Treatment Plant in Edison, New Jersey. Project partners include Northeast Remsco Construction serving as the General Contractor and Jacobs Engineering Group serving as the Consulting Engineer. Construction is commencing and is anticipated to be completed by mid-2021.

Middlesex Water is investing $70 million on various upgrades at the Company’s existing water treatment plant to provide increased resiliency and to replace sodium hypochlorite with ozone as the primary disinfectant in the water treatment process. This will help ensure compliance with increasingly stringent drinking water quality regulations and to mitigate the occurrence of disinfection by-products which can form in parts of the distribution system when chlorine is used. Ozone disinfects pathogenic organisms found in water more effectively than chlorine and is currently the most widely used water disinfection method used in the world. In addition to inactivating pathogens in raw water, it also helps to improve taste, odor and is more effective in addressing new chemicals of emerging concern. Ozone water treatment, which is formed by using oxygen and electricity, adds no chemicals to the water as it degrades back to oxygen very quickly. In addition to more effective water treatment, the ozone plant will reduce the use of chemicals currently being used to address taste and odor and disinfection by-products.

The Company will also be upgrading its emergency electric generation back up system to help ensure continued service in the event of power loss.

“We’re excited to begin implementing this technology at our largest treatment plant to further protect the health and safety of our customers,” said Dennis Doll, Chairman, CEO and President of Middlesex Water. “Through this installation and enhanced emergency power generation, among other improvements at the plant, we’re staying ahead of new and changing regulations, improving water quality, hardening our facilities against weather events and providing a safer work environment for our employees,” added Doll.

The CJO Water Treatment plant treats an average of 30 million gallons a day providing water to nearly half a million residents in eastern Middlesex and Monmouth counties in New Jersey.

The plant upgrade is another initiative under the Company’s Water for Tomorrow® capital campaign which includes over $295 million in drinking water infrastructure investments through 2021 to meet the needs of current and future generations of water users.

More information about the project can be found at www.waterfortomorrowmwc.com

About Middlesex Water

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette M. Sohler, Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com